UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM SD
Specialized Disclosure Report

Everspin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37900	26-2640654
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Everspin Technologies, Inc.
5670 W. Chandler Boulevard, Suite 130
Chandler, Arizona 85226
(Address of principal executive offices) (Zip Code)

William Cooper
Chief Financial Officer
Everspin Technologies, Inc.
(480) 347-1111
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ___________.

SECTION 1-CONFLICT MINERALS DISCLOSURE

Item 1.01. Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of Everspin Technologies, Inc. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1 to December 31, 2025.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, and is publicly available at https://www.everspin.com/rmi-gesi-and-other-documents-and-templates.

Item 1.02. Exhibit

The Company’s Conflict Minerals Report required by Item 1.01 is filed as Exhibit 1.01 to this Form SD.

SECTION 2-RESOURCE EXTRACTION ISSUER DISCLOSURE

Item 2.01. Resource Extraction Issuer Disclosure and Report

Not applicable.

SECTION 3-EXHIBITS

Item 3.01. Exhibits

Exhibit No.	Description
1.01	Conflicts Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Everspin Technologies, Inc.

By:	/s/ William Cooper	Date: May 13, 2026
William Cooper
Chief Financial Officer